May 10, 2011

Thor C. Gjerdrum
Chief Financial Officer
A-Mark Precious Metals, Inc.
429 Santa Monica Blvd., Suite 230
Santa Monica, CA 90401

Dear Thor:

Referring to our line letter to you dated November 30th, 1999 and amended and restated line letter dated February 12, 2008 and all of its amendments from time to time executed, RB International Finance (USA) LLC f/k/a RZB Finance LLC wishes to inform you that your uncommitted secured short term credit facility has been increased to USD 40,000,000.00 (Forty Million Dollars) with the following changes:

•	Minimum Tangible Net Worth (as defined in line letter dated November 30th, 1999) and all of its amendment executed from time to time) to be increased from USD 20,000,000 to USD25,000,000.

•	Add new Leverage Ratio Covenant of 5.0:1.0 (defined as Bank Debt to Tangible Net
Worth).

Enclose please find an amendment Promissory Note to reflect the changes. Kindly sign and return to RB International Finance (USA) LLC attention Katrin Lange-Hornby and please also note that there will be a USD 20,000.00 administration fee relating to this facility renewal.

We are looking forward to an excellent working relationship.

Very truly yours,

Katrin Lange-Hornby	Hermine Kirolos
Vice President	Group Vice President

Agreed

RB INTERNATIONAL FINANCE (USA) LLC 1133 Avenue of the Amerlcas, 16th floor, New York, NY 10036 USA. • Telephone: (212) 845-4100 • Fax: (212) 944-2093

A WHOLLY OWNED SUBSIDIARY OF RAIFFEISEN BANK INTERNATIONAL AG
Head Office: A·I030 Vienna, Am Stadtpark 9, Postal Address: A-1011 Vienna, P.O. Box 50. • Member of UNICO Banking Group

REPLACEMENT PROMISSORY NOTE

PROMISSORY NOTE (the "Note") of the Borrower named below delivered to RB International Finance (USA) LLC f/k/a RZB Finance LLC (together with its successors, endorsees and assigns, "RBUS") dated May 10th, 2011.

1.	SPECIAL TERMS

The following terms and provisions shall apply to this Note; definitions of terms in this or other sections of this Note expressed in the singular shall include the plural and vice versa.

Borrower: A-Mark Precious Metals Inc.
(Incorporated in the State of New York)

Principal Amount of this Note:

Forty Million Dollars

($40,000,000.00)

Margin: *

Available Interest Periods for Eurodollar Loans:

One month, three months or any other period acceptable to RBUS in its sole discretion

Loan Documents: Line Letter dated November 30th, 1999 and amended and restated Line Letter dated February 12, 2008 between the Borrower and RBUS, General Security Agreement dated November 30th, 1999 and amended General Security Agreement dated February 12, 2008, between the Borrower and RBUS, this Note, Continuing Agreement for Letters of Credit dated November 30th, 1999 and amended Continuing Agreement for Letters of Credit dated February 12, 2008 between the borrower and RBUS, and all other amendments and agreements from time to time executed by the Borrower for the benefit of RBUS, and in each case as amended, modified or supplemented from time to time.

Minimum Eurodollar Amount: NA

Minimum Repayment Amount: NA

2.	PRINCIPAL

FOR VALUE RECEIVED, the Borrower promises to pay to the order of RBUS, ON DEMAND, the Principal Amount of this Note specified in. Section 1 or, if less, the then outstanding principal amount of all loans (each a "Loan" and collectively, the "Loans") made to the Borrower by RBUS pursuant to the Loan Documents. In no event shall me maturity date of any Loan be more than 90 days after the date such Loan is made.

3.	INTEREST

The Borrower promises to pay interest on the unpaid principal amount of each Loan (after as well as before Judgment) at a rate per annum which, during each Interest Period of such Loan, shall be equal to the Margin specified in Section 1 plus the Quoted Rate for such Interest Period. Such interest shall be payable on the last day of each Interest Period or, with RBUS's prior written consent, monthly in arrears on the last Business Day of each month and, in each case, at maturity (whether on demand, by acceleration or otherwise); provided that if any Interest Period in respect of a Loan is longer than three months, such interest prior to maturity shall be paid on the last Business Day of each three-month interval within such Interest Period as well as on the last day of such Interest Period.

*Material omitted pursuant to a request for confidential treatment.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Notwithstanding the preceding paragraph, the Borrower shall also pay interest at a rate per annum which shall be the greater of (A) __%* in excess of the Base Lending Rate from time to time in effect, or (B) %* in excess of the rate which would otherwise be applicable pursuant to the terms hereof, on any principal of the Loan and, to the extent permitted by law, on any interest or other amount payable by the Borrower hereunder which shall not be paid in full when due (whether on demand, by acceleration or otherwise)from such due date until paid in full (after as well as before judgment), such interest to be payable on demand.

All interest shall be computed on the basis of the number of days actually elapsed in a 360-day year.

If the Base Lending Rate shall be determined at any time by reference to the COF Rate, RBUS shall notify the Borrower by telephone, email or any other means promptly after determining the COF Rate (the "COF Notice"), In the event that the Borrower shall dispute such
COF Rate, the Borrower shall deliver to RBUS a notice of dispute (the "Dispute Notice") within 5 days after Borrower receives the COF Notice, and RBUS shall deliver to the Borrower within 10 days thereafter copies of quotations received by RBUS reflecting RBUS's cost of funds or copies of the written communications from its affiliate establishing RBUS's cost of funds, as applicable. If the Borrower shall not deliver a Dispute Notice within such 5 day period set forth above, the Borrower shall automatically, without further action, irrevocably and unconditionally waive and release any right to challenge or dispute the cost of funds set forth in the applicable COF Notice, and such cost of funds shall be final, conclusive and binding on the Borrower.

If any such dispute shall exist and shall not have been resolved, the Borrower acknowledges that RBUS may demand immediate payment of the Loans, without limiting RBUS's right to demand payment of the Loans at any time for any reason.

Definitions.

The term "Interest Period," when used with respect to any Loan, means (I) Initially, the period commencing on the date of such Loan, and (ii) thereafter, each of the successive periods occurring while such Loan is outstanding, with such successive periods commencing on the same day as the last day of the immediately preceding period. The duration of an Interest Period commencing prior to maturity (by demand, acceleration or otherwise) shall be:

3.a.
one of the periods specified as Available Interest Periods In Section 1, as selected by the Borrower not later than 11:00 A.M. (New York time) three Business Days prior to the commencement of such Interest Period, or

3.b. absent a timely selection by the Borrower,the shortest of the periods specified as Available Interest Periods In Section 1.

The duration of an Interest Period commencing on or after the due date for full payment hereunder (whether on demand, by acceleration or otherwise) shall be such period as RBUS may reasonably select. Any Interest Period which would otherwise expire on a day other than a Business Day shall be (i) extended to the next following Business Day or (ii) if the next following Business Day Is In a new calendar month, shortened to the next preceding Business Day, unless such day is the first day of such Interest Period in which case clause (i) shall apply. Any Interest Period of one month or more that begins on the last Business Day of a calendar month (or a day for which there is no numerically corresponding day at the end of such Interest Period) shall end on the last Business Day of a calendar month. The Interest Period for any Loan shall not extend past the maturity date for such Loan.

The term "Quoted Rate," when used with respect to an Interest Period for any Loan, means the quotient of (i) the interest rate reported on Reuters Screen LlBOR01 Page (or such other page.as may replace Reuters Screen LlBOR01
Page on the Reuters Service) on or about 11:00 A.M. (New York or London time, as the case may be) two Business Days prior to such Interest Period for U.S. dollar deposits of an amount comparable to the principal balance of such Loan and for a.period comparable to such Interest Period, divided by (iI) one minus the Reserve Percentage. For purposes of this definition, (a) "Reserve Percentage" shall mean with respect to any Interest Period, the percentage which is in effect on the first day of such Interest Period under Regulation 0 as the maximum reserve requirement for member banks of the Federal Reserve System in New York City with deposits comparable in amount to those of JP Morgan Chase Bank, N.A. (or any successor, the "Bank") against Euro currency Liabilities. The Quoted Rate for the applicable period shall be adjusted automatically on and as of the effective dale of any change in the applicable Reserve Percentage; (b) "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System, as it may be amended from time to time; and (c) "Euro currency Liabilities" has the meaning assigned to that term in Regulation D, as in effect from time to time.

The term "Business Day" means any day on which banks are open for dealings by and between banks in U.S. dollar deposits in the interbank Eurodollar market in New York City and London, England, other than a Saturday, Sunday, or any day which shall be in London, England or New York City a legal holiday or a day on which banking institutions are authorized by law to close.

The term "Base Lending Rate" means, for any day, the higher of (i) the rate announced by the Bank from time to time at its principal office in New York, New York as its prime rate or base rate for domestic (United States) commercial loans in effect on such day, (ii) the Federal Funds Rate in effect on such day plus 1/2% and (iii) the COF Rate. (Such Base Lending Rate is not necessarily intended to be the lowest rate of interest charged by the Bank or RBUS in connection with extensions of credit.) Each change in the Base Lending Rate shall result in a corresponding change in the interest rate and such change shall be effective on the effective date of such change in the Base Lending Rate.

The term "Federal Funds Rate" means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding New York Business Day by the Federal Reserve of New York, or if such rates are not so published for any day which is a New York Business Day, the average of the quotations for such day on overnight federal funds transactions received by RBUS or the Bank from three federal funds brokers of recognized standing selected by RBUS or the bank.

The term "COF Rate" means a rate per annum equal to RBUS's overnight cost of funds rate using such funding sources (including, without limitation, RBUS's affiliated banks and companies) as RBUS shall determine from time to time in its sole discretion.

4.	ADDITIONAL PAYMENTS

If any change in any present or future law or regulation, or in the interpretation or administration thereof, subjects RBUS to any tax, imposes or modifies any reserve requirement against the assets of, liabilities of or loans by RBUS or imposes on RBUS any other conditions, and the result of the foregoing is to increase the cost to RBUS of maintaining or funding the principal amount of any Loan evidenced hereby or to reduce any amount which would otherwise be received-by RBUS hereunder, the Borrower shall pay to RBUS, on demand, such additional amount as shall compensate RBUS for such increased cost or reduction in amount. The agreements of the Borrower in this paragraph shall survive the termination of the Loan Documents and the repayment of all Liabilities to RBUS.

In the event that on any date on which the Quoted Rate is to be determined with respect to an Interest Period for a Eurodollar Loan: (i) RBUS determines that advances or other funding in dollars in the principal amount of the Eurodollar Loan to which such Interest Period applies are not being offered to RBUS in the interbank Eurodollar market or from another funding source, as the case may be, for the applicable Interest Period or (ii) the Quoted Rate does not accurately reflect the cost of RBUS of maintaining or funding the principal amount thereof, then the affected Eurodollar Loan shall, on receipt of notice from RBUS of such circumstances, bear interest at a rate per annum equal to the rate of interest determined by RBUS, such determination to be conclusive absent manifest error, to be the Margin plus its cost of funding the Eurodollar Loan using sources selected by it or, if RBUS so elects In its sale discretion, at the ease Lending Rate plus %*.

If the effect of any applicable law, rule or regulation, or the interpretation or administration thereof, or compliance with any request or directive of any governmental authority, is to make It unlawful or impracticable for RBUS to maintain or fund the principal amount of any Loan evidenced hereby, then the affected Loan shall, on receipt by the undersigned of notice from RBUS of such circumstances, bear interest at a rate per annum equal to the rate of interest determined by RBUS, such determination to be conclusive absent manifest error, to be the Margin plus its cost of funding the Loan using sources selected by it or, if RBUS so elects in its sole discretion, the Base Lending Rate plus %*.

5.	PREPAYMENTS

The Borrower agrees that it shall have no right to repay all or any portion of a Loan except on the last day of an Interest Period applicable to such Loan, and then only if RBUS has received written notice of such repayment not later than 11:00 A.M. (New York time) three Business Days prior to such repayment; any such notice shall be irrevocable. All partial repayments shall be in an amount not less than the Minimum Repayment Amount. All repayments pursuant to this paragraph shall be accompanied by the payment of all accrued interest on the principal amount so paid.

Without limiting the foregoing, the Borrower agrees that if for any reason any Loan (or any portion thereof) is not made after RBUS or its funding source has arranged funding therefor, or, If for any reason (including as a result of demand) any Loan is repaid on a day other than the last day of an Interest Period therefor, or if a Eurodollar Loan is converted into a Loan bearing interest based upon the Base Lending Rate on a day other than the last day of an Interest Period, the Borrower shall pay to RBUS, upon demand, any unrecovered expenses or losses (including losses resulting from the re-employment of funds) incurred by RBUS or its funding source as the result of such failure to borrow, repayment or conversion. RBUS's determination as to additional amounts due under this paragraph shall be conclusive, absent manifest error. The agreements of the Borrower under this paragraph shall survive the termination of the Loan Documents and the repayment of all Liabilities to RBUS.

6.	ALL PAYMENTS

Each payment by the Borrower pursuant to this Note shall be made prior to 1:00 P.M. (New York time) on the date due and shall be made without set-off, deduction, withholding or counterclaim to RBUS at such account as RBUS shall designate, or in the absence of such designation to RBUS at its office, presently located at 1133 Avenue of the Americas, New York, NY 10036, or as RBUS may
otherwise direct and the Borrower shall pay to RBUS such additional amounts as may be necessary in order that all such payments (after withholding for or on account of any present or future taxes, levies, imposts, duties or other similar charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof, other than any tax on or measured by the net income of RBUS pursuant to the income tax laws of the jurisdiction where RBUS's principal or lending office is located) shall not be less than the amounts otherwise specified to be paid under this Note. The Borrower shall also pay to RBUS all taxes, levies, duties or other charges (including, without limitation, taxes on or measured by RBUS's net income) with respect to such additional amounts. Each such payment shall be made in lawful currency of the United States of America and in immediately available funds. If the stated due date of any payment required hereunder is other than a Business Day, such payment shall be made on the next succeeding Business Day and interest at the applicable rate shall accrue thereon during such extension. The foregoing agreements of the Borrower in this Section 6 shall survive the termination of the Loan Documents and the repayment in full of all Liabilities to RBUS.

*Material omitted pursuant to a request for confidential treatment.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

7.	REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that all acts. filings, conditions and things required to be done and performed and to have happened (including, without limitation, the obtaining of necessary governmental approvals) precedent to the issuance of this Note to constitute this Note the duly authorized, legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, have been done, performed and have happened in due and strict compliance with all applicable laws.

8.	DEFAULT

Without limiting the right of RBUS to demand payment of the Loans evidenced hereby at any time in its sole discretion, if any of the following events shall occur: (a) default in payment of any Liability to the holder hereof, whether on demand, stated maturity or otherwise: or (b) any Obligor shall fail to perform or observe any other covenant or agreement contained herein or in any other Loan Document;or (c) the occurrence of any default under any of the other Loan Documents; or (d) if any representation,warranty or statement made by any Obligor, any subsidiary thereof or any other party to any Loan Document(or any of its officers) under or in connection with any Loan Document or any document furnished in connection therewith or pursuant thereto shall prove to be incorrect in any material respect when made; or (e) any failure by any Obligor or any of its subsidiaries to pay when due any indebtedness for borrowed money or in respect of letters of credit owing to RBUS other than under the Loan Documents,or the occurrence of any event which with the giving of notice or passage of time, or both, could result in acceleration of the maturity of any such indebtedness; or (f) any failure by any Obligor or any of its subsidiaries to pay when due any Indebtedness for borrowed money or in respect of letters of credit owing to any party other than RBUS, or the occurrence of any event which, with the.giving of notice or passage of time, or both, could result in acceleration of the maturity of any such indebtedness; or (9) any judgment or order for the payment of money in excess of $50,000 individually or in the aggregate (or the equivalent thereof in another currency) shall be rendered against any Obligor or any of its subsidiaries and shall remain unpaid, unbonded, unvacated or unstayed for a period of thirty days; or (h) any provision of any Loan Document after delivery thereof shall for any reason cease to be valid and binding on any Obligor or any other party thereto (except RBUS), or any Obligor or such other party shall so state in writing; or (i) any Loan Document providing for the grant of a lien on or security Interest In any collateral after delivery thereof shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority security interest In any of the collateral purported to be covered thereby; or 0) any Obligor or any of its subsidiaries shall generally not pay its debts as such debts become due, or shall admit In writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Obligor or any of its subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; or any Obligor or any of its subsidiaries shall take any action to authorize any of the actions set forth above in this subsection OJ; or (k) the occurrence of any violation of ERISA by any Obligor which has resulted or could reasonably be expected to result in liability of the Obligors under ERISA in an aggregate amount in excess of $50,000 (for purposes of this clause, "ERISA" means the Employee Retirement income Security Act of 1974 (as amended) and regulations promulgated thereunder); then, the Liabilities shall become absolute, due and payable without demand or notice to Obligor. Upon default In the due payment of this Note, or whenever the same or any installment of principal or interest hereof shall become due in accordance with any of the provisions hereof (whether on demand or otherwise), RBUS may, but shall not be required 'to, exercise any or all of its rights and remedies, whether existing by contract, law or otherwise, with respect to any collateral security delivered in respect of any Liabilities.

The term "Obligor" as used herein shall be deemed to Include the Borrower, its successors and assigns and each and eve,ry endorser or guarantor hereof.

The term "Liabilities" as used herein shall include this Note and all other indebtedness and obligations' and liabilities of any kind of .the Borrower to RBUS, now or hereafter existing, arising directly between the Borrower and RBUS or acquired by assignment, conditionally or as collateral security by RBUS, absolute or contingent, joint and/or several, secured or unsecured, due or not due, contractual or tortious, liquidated or unliquidated, arising by operation of law or otherwise, direct or indirect, including, but without limiting the generality of the foregoing, indebtedness, obligations or liabilities to RBUS of the Borrower, whether incurred by the Borrower as principal, surety, endorser, guarantor, accommodation party or otherwise.

9.	MISCELLANEOUS

This Note is delivered pursuant to, and entitled to the benefits of, the other Loan Documents.

The Loans and principal repayments thereof and the interest rate and Interest Period applicable to each Loan may be recorded on the records of RBUS and, prior to any transfer of, or any action to collect, this Note, the outstanding principal amount of each Loan shall be endorsed on this Note, together with the date of such endorsement. Any such recordation or endorsement shall constitute prima facie evidence of the accuracy of the information so recorded or endorsed (provided, however; that the failure of RBUS to record any of the foregoing shall not limit or otherwise affect the obligation of the Borrower to repay all the Loans (including interest thereon) and its other obligations hereunder and under the Loan Documents). RBUS may charge or cause the Bank to charge any account of the Borrower with the Bank or RBUS for amounts payable under this Note.

Each payment of principal of, or interest on, the Loans shall constitute an acknowledgment of the indebtedness of the Borrower under the Loan Documents and this Note. The Borrower:

a.	waives presentment. demand, protest and other notice of any kind in connection with this Note, and

b.	agrees to pay to the holder hereof, on demand, all costs and expenses (including reasonable legal fees) incurred in connection with the enforcement and collection of this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW), BUT THIS SHALL NOT LIMIT THE RATE OF INTEREST WHICH MAY BE CHARGED BY RBUS UNDER OTHER APPLICABLE LAW.

The Borrower hereby agrees that ANY LEGAL ACTION OR PROCEEDING AGAINST THE BORROWER WITH RESPECT TO THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE CITY OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK as RBUS may elect, and, by execution and delivery hereof, the Borrower accepts and consents to, for itself and in respect to its property, generally and unconditionally, the jurisdiction of the aforesaid courts and agrees that such jurisdiction shall be exclusive, unless waived by RBUS in writing, with respect to any action or proceeding brought by it against RBUS and any questions relating to usury. Nothing herein shall limit the right of RBUS to bring proceedings against the Borrower in the courts of any other jurisdiction. Service of process out of any such courts may be made by personal delivery or mailing copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address for notices as specified herein and will become effective 5 days after such mailing. The Borrower agrees that Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York shall apply to this Note and, to the maximum extent permitted by law, waives any right to any defense of, or stay or to dismiss any action or proceeding brought before said courts on the basis of, forum non conveniens. The Borrower agrees that final judgment in any such legal action or proceeding shall be conclusive and may be enforced in any manner provided by law.

AFTER REVIEWING THIS PROVISION SPECIFICALLY WITH ITS RESPECTIVE COUNSEL, EACH OF THE BORROWER AND RBUS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITIEN), OR ACTIONS OF THE BORROWER OR RBUS. THIS PROVISION IS A MATERIAL INDUCEMENT FOR RBUS MAKING THE LOANS TO THE BORROWER.

Nothing contained in this Note shall be deemed to establish or require the payment of a rate of interest in excess of the maximum rate permitted by applicable law (the "Maximum Rate"). If the amount of interest payable for any interest payment period ending on any interest payment date calculated in accordance with the provisions of this Note (said amount, the "Calculated Interest") exceeds the amount of interest that would be payable for such interest payment period had interest for such interest payment period been calculated at the Maximum Rate, there shall be paid on such Interest payment date an amount of interest calculated on the basis of the Maximum Rate for such interest payment period. If on any subsequent interest payment date, (i) the Calculated Interest for the interest payment period ending on such subsequent interest payment date (the "Current Interest Period") is less than the amount of Interest that would be payable for such Current Interest Period had interest for such Current Interest Period been calculated on the basis of the Maximum Rate and (ii) any portion of the excess (if any) of Calculated Interest for any prior interest payment period over interest calculated at the Maximum Rate for such prior interest payment period (the "Outstanding Interest Amount") remains unpaid, then on such subsequent interest payment date there shall be paid, as provided herein, additional interest for such Current Interest Period in an amount equal to the lesser of (i) the theretofore unpaid Outstanding Interest Amounts for all prior interest payment periods or (ii) an amount that, when added to the amount of Calculated Interest payable for such Current Interest Period, results in the payment of interest for such Current Interest Period at the Maximum Rate.

Any demand or notice, if made or given, shall be sufficiently made upon or given to the Borrower if left at or mailed to the last address of the Borrower known to RBUS or if made or given in any other manner reasonably calculated to come to the attention of Borrower or the successors or assigns of Borrower, whether or not in fact received by them respectively.

RBUS may assign and transfer this Note to any other person, firm or corporation and may deliver and repledge the collateral security delivered in respect of the indebtedness evidenced hereby, or any part thereof, to the assignee or transferee of this Note, who shall thereupon become vested with all the powers and rights above given to RBUS in respect thereof, and RBUS shall thereafter be forever released and discharged of and from all responsibility or liability to Borrower for or on account of the collateral security so delivered.

No delay on the part of the holder hereof in exercising any of its optiOns,powers or rights, or partial or single exercise thereof, shall constitute a waiver thereof. The options, powers and rights of the holder hereof specified herein are in addition to those otherwise created. Demand of payment of this Note shall be sufficiently made upon the Borrower by written, telex, telegraphic or telephonic notice given by or on behalf of the holder to the Borrower at its last known address.

The Borrower jointly and severally promises to pay all expenses(including,without limitation, reasonable attorneys fees and disbursements and other professional fees and settlement costs) of any nature as soon as incurred whether in or out of court and whether incurred before or after this Note shall become due on demand, upon acceleration at its maturity date or otherwise and costs which RBUS may deem necessary or proper in connection with the satisfaction of the Liabilities or the administration, supervision,preservation, protection or enforcement of this Note. The agreements of the Borrower in this paragraph shall survive the termination of the Loan Documents and the repayment of all Liabilities to RBUS.

The Borrower shall defend, Indemnify and hold harmless RBUS, its directors, officers, agents, employees, participants and assignees, from and against any and all claims, suits, actions, causes of action, debts, liabilities, damages, losses, obligations, charges, judgments and expenses, including attorneys fees and costs of any nature whatsoever, in any way relating to or arising from the transactions contemplated by any Loan Document(s), any liabilities of the Borrower and/or any loss, damage or injury resulting from any hazardous material; provided that the foregoing indemnification shall not extend to liabilities, damages, losses, obligations, judgments and expenses to the extent caused by the gross negligence or willful misconduct of RBUS as finally determined by a court of competent jurisdiction. This indemnification provision shall survive the termination of the Loan Documents and the repayment of all Liabilities to RBUS.

The Borrower agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by RBUS to be payable in connection with this Note or the other Loan Documents or the transactions pursuant to or in connection herewith and therewith, and the Borrower agrees to save RBUS harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions.

No change, modification, termination, waiver or discharge, in whole or in part, of this Note shall be effective unless in writing and signed by the party against whom such change, modification,termination, waiver or discharge is sought to be enforced.

If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of RBUS in order to carry out the intentions of this Note as nearly as may be possible, and (Ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

NO CLAIM MAY BE MADE BY THE BORROWER AGAINST RBUS OR THE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, ATIORNEYS OR AGENTS OF RBUS FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR, TO THE FULLEST EXTENT PERMITIED BY LAW, FOR ANY PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM OR CAUSE OF ACTION (WHETHER BASED ON CONTRACT, TORT, STATUTORY LIABILITY, OR ANY OTHER GROUND) BASED ON, ARISING OUT OF OR RELATED TO THIS NOTE, THE LIABILITIES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, AND THE BORROWER HEREBY WAIVES, RELEASES AND AGREES NEVER TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER SUCH CLAIM NOW EXISTS OR HEREAFTER ARISES AND WHETHER OR NOT IT IS NOW KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

RBUS hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow RBUS to identify the Borrower In accordance with the terms of the Patriot Act. As used herein, "Patriot Act" shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107·56 (as amended, supplemented or otherwise modified from time to time). In addition, and without limiting the foregoing, the Borrower shall (a) ensure, and cause each of its subsidiaries to ensure, that neither the Borrower nor any person who owns a controlling interest in or otherwise controls the Borrower or any of its subsidiaries (directly or indirectly) is or shall be a person with whom RBUS is restricted from doing business under (i) regulations of the Office of Foreign Assets Control of the United States Department of the Treasury ("OFAC") including, without limitation, any person listed on the Specifically DeSignated Nationals and Blocked Person List maintained by OFAC (or any similar list maintained by OFAC, collectively, the "OFAC List"), or (iI) any similar regulations, statutes, laws, lists, or executive orders established or promulgated by the United States government or any agency thereof (the regulations, statutes, laws, lists and executive orders referred to in clauses (i) and (ii) above are collectively referred to as the "RegulationS"); (b) not use or permit the use of the proceeds of the Loans in a manner that would violate any Regulations; and (c) not, directly or indirectly; conduct any business with or engage in any transaction with any person named on the OFAC List, any person included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with, any person named on the OFAC List, or any other person with whom the Borrower is restricted from doing business under any Regulations. If the Borrower obtains any actual knowledge or receives any written notice that the Borrower. any of its Affiliates or any subsidiary is named on the OFAC List (an "OFAC Event"), the Borrower shall (i) promptly give written notice to RBUS of such OFAC Event and (ii) comply with all applicable laws with respect to such OFAC Event (regardless of whether the party included on the OFAC List is located within the jurisdiction of the United States of America), including the Regulations, and the Borrower hereby authorizes and consents to RBUS taking any and all steps RBUS deems necessary in RBUS's sole discretion, to avoid violation of all applicable laws with respect to any such'OFAC Event, including the requirements of the Regulations (including' the freezing and/or blocking of assets and reporting such action to OFAC).

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed and delivered by its duly authorized officer(s).

A-Mark Precious Metals Inc.

Name of Borrower

By:
Name:
Title:

Address of Borrower for Notices:

429 Santa Monica Boulevard, Suite 230
Santa Monica, CA 90401